EXHIBIT 99.1

Chinook Therapeutics Announces Pricing of an Upsized $160 Million Public Offering

Seattle, WA, November 9, 2021 – Chinook Therapeutics, Inc. (Nasdaq: KDNY) today announced the pricing of its upsized underwritten public offering of 7,828,572 shares of its common stock at a price to the public of $14.00 per share. In addition, and in lieu of common stock, Chinook is offering to certain investors pre-funded warrants to purchase up to an aggregate of 3,571,428 shares of common stock at a purchase price of $13.9999 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.0001 per share exercise price for each such pre-funded warrant. The gross proceeds to Chinook from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Chinook, are expected to be $159,600,000. Chinook has granted the underwriters a 30-day option to purchase up to an additional 1,710,000 shares of common stock in connection with the public offering. The offering is expected to close on or about November 15, 2021, subject to the satisfaction of customary closing conditions. All of the securities are being offered by Chinook.

SVB Leerink and Evercore ISI are acting as the joint book-running managers in the offering. Oppenheimer & Co., Wedbush PacGrow and H.C. Wainwright & Co. are acting as lead managers in the offering.

Chinook intends to use the net proceeds from this offering to advance the phase 3 ALIGN trial of atrasentan in patients with IgA nephropathy (IgAN) and the phase 2 AFFINITY basket trial of atrasentan in patients with proteinuric glomerular diseases, initiate later-stage clinical development of BION-1301 for IgAN, move forward the development of CHK-336 for hyperoxalurias and continue progress on research and discovery programs. The remainder of the net proceeds, if any, will be used for general corporate purposes.

The public offering is being made pursuant to a shelf registration statement (File No. 333-255099) on Form S-3 that was filed by Chinook with the Securities and Exchange Commission (“SEC”) on April 7, 2021 and declared effective by the SEC on April 14, 2021. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A copy of the final prospectus supplement relating to the offering, when available, may be obtained from: SVB Leerink LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbleerink.com or from Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Chinook, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chinook Pharmaceuticals, Inc.

Chinook Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing precision medicines for kidney diseases. Chinook’s product candidates are being investigated in rare, severe chronic kidney disorders with opportunities for well-defined clinical pathways. Chinook’s lead program is atrasentan, a phase 3 endothelin receptor antagonist for the treatment of IgA nephropathy and other proteinuric glomerular diseases. BION-1301, an anti-APRIL monoclonal antibody is being evaluated in a phase 1/2 trial for IgA nephropathy. In addition, Chinook is advancing CHK-336, an oral small molecule LDHA inhibitor for the treatment of primary hyperoxaluria, as well as research programs for other rare, severe chronic kidney diseases. Chinook is building its pipeline by leveraging insights in kidney single cell RNA sequencing, human-derived organoids and new translational models, to discover and develop therapeutics with differentiating mechanisms of action against key kidney disease pathways.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the satisfaction of customary closing conditions related to the offering and sale of its securities, the expected gross proceeds and timing of completion of the offering, the expected use of proceeds and anticipated preclinical and clinical development activities, the timing of clinical trials and announcements of clinical results, and potential benefits of Chinook’s product candidates are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in Chinook’s filings with the SEC, the prospectus related to the offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Chinook’s results of operations, which would, in turn, have a significant and adverse impact on Chinook’s stock price. Chinook cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Chinook undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:

Chinook Therapeutics

Noopur Liffick

Vice President, Investor Relations & Corporate Communications

investors@chinooktx.com

media@chinooktx.com